Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 7, 2014, is entered into by and among SPX Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association (or its permitted successor) as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented by the First Supplemental Indenture, dated as of January 23, 2014, the “Indenture”), dated as of August 16, 2010, providing for the issuance of 6.875% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Company has solicited (the “Consent Solicitation”) Holders of the Notes to deliver their consents (the “Consents”) to amend the Indenture to clarify the application of Article Five of the Indenture to the Company’s proposed transfer of its current Flow Technology reportable segment, along with its hydraulic technologies business, to a separate company which will then be spun off to the Company’s shareholders and be a separate, publicly traded company, with the Company’s remaining business, consisting of its Thermal Equipment and Services reportable segment and its power transformer, Radiodetection, Genfare and communication businesses, to continue as a separate, publicly traded company, as described in the Consent Solicitation Statement, dated October 29, 2014 (the “Statement”), by amending certain provisions in Article One and Article Five of the Indenture;

WHEREAS, the first paragraph of Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend certain of the provisions of the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, in connection with the Consent Solicitation, Holders of at least a majority in aggregate principal amount of the Notes outstanding (determined as provided for by the Indenture) have duly delivered Consents in writing (as evidenced by their execution of a Consent Form) to the Proposed Amendment (as defined in the Statement) set forth in the Statement and this Supplemental Indenture in accordance with the first paragraph of Section 9.02 of the Indenture and (ii) all other conditions precedent provided under the Indenture to permit the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture have been satisfied as certified by an Officers’ Certificate delivered to the Trustee on the date hereof;

WHEREAS, this Supplemental Indenture shall be effective upon its execution by the Company, the Subsidiary Guarantors and the Trustee, and the amendments effected by this Supplemental Indenture shall become operative with respect to the Notes upon the payment of the Consent Fee (as defined in the Statement) to the Tabulation Agent (as defined in the Statement) for the benefit of each Holder who delivers a valid and unrevoked Consent prior to the Expiration Time (as defined in the Statement) and all remaining Conditions (as defined in the Statement) are satisfied or waived, in accordance with Section 3 hereof;

WHEREAS, the Company has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in accordance with the Proposed Amendment as permitted by the first paragraph of Section 9.02 of the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AMENDMENTS.

(a)           Amendment of Article One.  Article One of the Indenture is hereby amended as follows:

(1)           The current definition of “Credit Agreement” in Section 1.01 is hereby replaced with the following definition:

“Credit Agreement means (x) until immediately prior to the consummation of the Flowco Asset Transfer, the credit agreement, dated as of September 21, 2007, as amended, among SPX Corporation and other borrowers party thereto from time to time, as Borrowers, the lenders party thereto from time to time, Bank of America, N.A. as Administrative Agent, Deutsche Bank AG Deutschlandgёschaft Branch as Foreign Trade Facility Agent, JPMorgan Chase Bank, N.A. as Syndication Agent, Citibank, N.A. and The Bank of Nova Scotia as Co-Documentation Agents, Banc of America Securities LLC and Deutsche Bank AG Deutschlandgёschaft Branch as Joint Lead Arrangers, Banc of America Securities LLC, Deutsche Bank AG Deutschlandgёschaft Branch and J.P. Morgan Securities Inc., together with any agreements, instruments, security agreements, guaranties and other documents executed or delivered pursuant to or in connection with such credit agreement, as such credit agreement or such agreements, instruments, security agreements, guaranties or other documents may be amended, supplemented, extended, restated, renewed or otherwise modified from time to time and any successive refundings, refinancings, replacements or substitutions thereof or therefor, whether with the same or different lenders, and (y) from and after the consummation of the Flowco Asset Transfer, any credit agreement in effect among Flow Company and any other borrowers party thereto from time to time, the lenders or other providers of credit party thereto from time to time, any agents or arrangers party thereto from time to time, together with any agreements, instruments, security agreements, guaranties and other documents executed or delivered pursuant to or in connection with such credit agreement, as such credit agreement or such agreements, instruments, security agreements, guaranties or other documents may be amended, supplemented, extended, restated, renewed or otherwise modified from time to time and any successive refundings, refinancings, replacements or substitutions thereof or therefor, whether with the same or different lenders or other providers of credit.

(2)           The following definitions are hereby inserted between the definitions “fair market value” and “Foreign Subsidiary” in Section 1.01:

“Flowco Assets” means the assets and property of the Company’s Flow Technology reportable segment and its Subsidiaries’ hydraulic technologies business prior to the Flowco Asset Transfer.

“Flowco Asset Transfer” means the completion of the transfer of the Flowco Assets to Flow Company (either directly to Flow Company or to one or more subsidiaries of Flow Company) in one transaction or a series of related transactions in connection with the Spin-off.

“Flowco Notes” has the meaning provided in Section 5.03.

“Flow Company” means the company which will directly and indirectly hold the Flowco Assets after the Flowco Asset Transfer.

(3)           The following bold, underlined language is hereby added to the definition of “Notes” in Section 1.01:

“Notes” means any of the securities, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture.  For all purposes of this Indenture, the term “Notes” shall include the Notes initially issued on the Closing Date, any Exchange Notes to be issued and exchanged for any Notes pursuant to the Registration Rights Agreement and this Indenture, the Flowco Notes and any other Notes issued after the Closing Date under this Indenture.  For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.

(4)           Adding the following definition in Section 1.01, between the definitions “Significant Subsidiary” and “Stated Maturity”:

“Spin-off” means the distribution, promptly after the Flowco Asset Transfer, of all of the shares of Flow Company to the stockholders of SPX Corporation in a spin-off transaction, after which Flow Company will be a separate, publicly traded company.

(b)           Amendment of Article Five.  Article Five of the Indenture is hereby amended as follows:

(1)           The following provision is hereby inserted as a new paragraph at the end of Section 5.01:

“The provisions in this Section 5.01 shall be interpreted as follows: the transfer of the Flowco Assets to Flow Company pursuant to the Flowco Asset Transfer shall be deemed to be the transfer of substantially all of the Company’s property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to Flow Company so long as the Flowco Assets accounted for a majority of the consolidated revenues of SPX Corporation for the most recent four fiscal quarter period ending prior to the Spin-off.”

(2)           The following provision is hereby inserted as new Section 5.03:

“SECTION 5.03   Flow Company Substitution.  If Flow Company is substituted for the Company pursuant to Section 5.02 as a result of the Flowco Asset Transfer, such substitution shall be treated for tax purposes as an issuance by Flow Company to the Company of notes in the same amount as, and with terms identical to, the Notes (the “Flowco Notes”), as partial consideration for the Flowco Asset Transfer, followed by a distribution by the Company of the Flowco Notes to the Holders in exchange for the Notes.”

3.             EFFECT AND OPERATION OF SUPPLEMENTAL INDENTURE.  This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Subsidiary Guarantors and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Note Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided however, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments set forth in Section 2 of this Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Company’s payment of a Consent Fee to each Holder that delivered a valid and unrevoked Consent prior to the Expiration Time, it being understood that payment to the Tabulation Agent for the Consent Solicitation of the aggregate Consent Fees owing to such Holders shall conclusively be deemed payment to each such Holder. Prior to the time of the Company’s payment of such Consent Fee, the Company may terminate this Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Solicitation with respect to the Proposed Amendment or if for any other reason the Consents are not accepted pursuant to the Solicitation. If the Solicitation is terminated or withdrawn, or the Company does not accept the Consents and pay the Consent Fee for any reason, this Supplemental Indenture shall not become operative. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture and the Notes shall remain in full force and effect.

4.             INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER.  This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

5.             TRUST INDENTURE ACT CONTROLS.  If any provision of the Indenture, as amended by this Supplemental Indenture, limits, qualifies or conflicts with another provision which is required or deemed to be included in the Indenture, as amended by this Supplemental Indenture, by the Trust Indenture Act, such required or deemed provision of the Trust Indenture Act shall control.

6.             NO RECOURSE AGAINST OTHERS.  No recourse for the payment of the principal of,

premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture or in any of the Notes, as amended by this Supplemental Indenture, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute, rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes, in each case as amended by this Supplemental Indenture.

7.             NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.             SEPARABILITY.  In case any provision in this Supplemental Indenture, the Indenture as supplemented by this Supplemental Indenture, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.             DUPLICATE ORIGINALS.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.          EFFECT OF HEADINGS.  The Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

11.          THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SPX CORPORATION

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Senior V.P., Secretary & General Counsel

THE MARLEY-WYLAIN COMPANY

By:	/s/ John Swann
	Name:	John Swann
	Title:	President

SPX TRANSFORMER SOLUTIONS, INC.
(F/K/A WAUKESHA ELECTRIC)

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

MCT SERVICES LLC

By:	/s/ Gene Lowe
	Name:	Gene Lowe
	Title:	Vice President

SPX COOLING TECHNOLOGIES, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and Secretary

THE MARLEY COMPANY LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and Secretary

[Second Supplemental Indenture]

KAYEX CHINA HOLDINGS, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

MARLEY ENGINEERED PRODUCTS LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and Secretary

SPX FLOW TECHNOLOGY USA, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and Secretary

SPX HOLDING INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

FLASH TECHNOLOGY, LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin Lilly
	Title:	Vice President and Secretary

SPX HEAT TRANSFER LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

[Second Supplemental Indenture]

SPX FLOW TECHNOLOGY SYSTEMS, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

[Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Paul Vaden
	Name:	Paul Vaden
	Title:	Vice President

[Second Supplemental Indenture]